Exhibit 6(C)


                                November 1, 1996


Mentor Distributors, LLC
901 East Byrd Street
Richmond, Virginia 23219


Ladies and Gentlemen:

        Effective today, we hereby transfer to you all of our rights and obligations under the Distribution Agreement dated December 2, 1994 in respect of Mentor Institutional Trust, and you hereby accept and assume any and all of such rights and obligations. If this letter is consistent with your understanding of the agreement between us, please acknowledge your acceptance by signing in the space indicated below.

                                Very truly yours,

                                Mentor Distributors, Inc.



                                By:_________________________
                                    Name:
                                    Title:



Acknowledged and accepted:

Mentor Distributors, LLC



By:_______________________
    Name:
    Title:

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